Exhibit 99.2

Digital Power Corporation Appoints William J. Hultzman as VP of Finance

FREMONT, Calif., September 6, 2013, Digital Power Corporation (NYSE MKT: DPW - News ) is pleased to announce that William J. Hultzman has been appointed as VP of Finance, effective August 21, 2013.

Mr. Hultzman served as Finance & Business Development Advisor for STEC USA, LLC, a private start-up in the industrial automation industry space, from 2009 until August, 2013. From 2007 to 2009, Mr. Hultzman served as the Vice President of Finance and Corporate Secretary for R.T. Peak Travel Group, a private travel management company. From 1999 to 2007, Mr. Hultzman held the positions of Vice President of Finance & Controlling, and then Business Unit General Manager and V.P. of Finance, with Voith Paper Automation, Inc., a private manufacturing and service conglomerate headquartered in Germany. From 1985 to 1999, Mr. Hultzman served as the Corporate Controller of Impact Systems, Inc. (a public company traded on NASDAQ for most of this period). Mr. Hultzman has a Bachelor of Science in Business Administration from The Ohio State University, where he majored in Accounting/Finance and graduated cum laude. He is the co-founder and co-chairman of the Silicon Valley Chapter of the Financial Executive Networking Group (FENG).

"We are delighted to welcome Bill Hultzman as our new VP of Finance, and are confident he will make significant contributions to Digital Power's growth and development," said Amos Kohn, President & Chief Executive Officer of Digital Power.

About Digital Power:

Digital Power Corporation is a solution-driven organization that designs, develops, manufactures and sells high-grade customized and flexible power system solutions for the most demanding applications in the medical, military, telecom and industrial markets. We are highly focused on high-grade and custom product designs for both the commercial and military/defense markets, where customers demand high density, high efficiency and ruggedized products to meet the harshest and/or military mission critical operating conditions. We are a California corporation originally formed in 1969, and our common stock trades on the NYSE Amex under the symbol "DPW". Digital Power's headquarters is located at 48430 Lakeview Blvd, Fremont, California, 94538; Contact: William Hultzman, Investor Relations, 510-657-2635; Website : www.digipwr.com .

Forward Looking Statements

The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for 2012 and the expected results of modifications to the Company’s strategy. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.

In particular, the following factors, among others, could cause actual results to differ materially from those described in the “forward looking statements”: (a) the possibility of net losses in the future; (b) the potential ineffectiveness of the Company’s strategic focus on power supply solution competencies; (c) the current instability in the global economy; (d) the inability of the Company to realize the benefits of the reduction in its cost structures due to changes in its markets or other factors, and the risk that the reduction in costs may limit the Company’s ability to compete; (e) the possible failure of the Company’s custom product development efforts to result in products which meet customers’ needs or such customers’ failure to accept such new products; (f) the ability of the Company to attract, retain and motivate key personnel; (g) dependence on a few major customers; (h) dependence on the electronic equipment industry; (i) reliance on third party subcontract manufacturers to manufacture certain aspects of the products sold by the Company; (j) reduced profitability as a result of increased competition, price erosion and product obsolescence within the industry; (k) the ability of the Company to establish, maintain and expand its OEM relationships and other distribution channels; (l) the inability of the Company to procure necessary key components for its products, or the purchase of excess or the wrong inventory; (m) variations in operating results from quarter to quarter; (n) dependence on international sales and the impact of certain governmental regulatory restrictions on such international sales and operations; and other risk factors included in the Company’s most recent filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are also available on the Company’s website at www.digipwr.com.